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                                                                    Exhibit 99.1

                             [HYBRIDON LETTERHEAD]


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE


                      HYBRIDON ANNOUNCES PRIVATE FINANCING


CAMBRIDGE, MA., November 18, 1997 - Hybridon, Inc. (Nasdaq: HYBN) today announced that it plans to commence a private offering (the "Private Offering") of shares of its Common Stock pursuant to which it intends to sell at one or more closings an aggregate of up to $50.0 million of its Common Stock (with a minimum first closing of at least $12.5 million). The Company expects to use the proceeds of the Private Offering for general corporate purposes, including primarily costs of preparing investigational new drug applications and conducting preclinical studies and clinical trials. The Company anticipates that approximately 50% of the proceeds of the Private Offering will be generated from the sale of Common Stock to U.S. investors and approximately 50% of the proceeds of the Private Offering will be generated from the sale of Common Stock to overseas investors. The Company anticipates that a significant portion of the proceeds will be generated from existing investors.

It is currently contemplated that the Common Stock to be issued and sold in the Private Offering will be offered and sold at all closings at an effective price per share equal to the lowest of (i) $1.25 per share, (ii) 85% of the average closing bid price of the Company's Common Stock at the time the Private
Offering is commenced, (iii) the average closing bid price of the Company's Common Stock for the 30 consecutive trading days immediately preceding any closing and (iv) the average closing bid price of the Company's Common Stock for the five consecutive trading days immediately preceding any closing. Purchasers of the Common Stock sold in the Private Offering will also be entitled and subject to certain contractual rights, preferences and limitations.

THE SHARES OF COMMON STOCK OFFERED IN THE PRIVATE OFFERING HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE U.S. ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS.

Hybridon, headquartered in Cambridge, Massachusetts, is a leader in the discovery and development of novel genetic medicines for the treatment of important diseases, based primarily on antisense technology. Antisense technology involves the use of synthetic segments of DNA and RNA to stop the production of disease-associated proteins by interacting at the genetic level with target strands of messenger RNA.

                                      ###

This press release contains forward-looking statements that involve a number of risks and uncertainties. There can be no assurance that the Company will receive gross proceeds from the Private Offering of at least $12.5 million or as to when or if the Company will ever consummate the Private Offering. There can also be no assurance that the terms of the Private Offering will not change from those described above or that the relative proceeds generated from the sale of Common Stock to U.S. investors and overseas investors will be as anticipated by the Company.



                    Leadership in Genetic Antisense Medicine